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Lin Cummins

(248) 435-7112

linda.cummins@arvinmeritor.com

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Alice McGuire

(248) 655-2159

alice.mcguire@arvinmeritor.com

ArvinMeritor Reports Fiscal Year 2005 Second-Quarter Results and Provides Update on New Restructuring Program

TROY, Mich. (May 3, 2005) — ArvinMeritor, Inc. (NYSE: ARM) today reported financial results for its second fiscal quarter ended March 31, 2005.

•	Sales of $2.3 billion, up 14 percent from the same period last year.
•	Record Commercial Vehicle Systems (CVS) sales of $1,032 million, up 34 percent from the same period last year.
•	Net loss, including new restructuring and other special items, was $33 million, or $0.48 per diluted share, compared to net income of $41 million, or $0.59 per diluted share last year.
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Loss from continuing operations, including new restructuring and other special items, was $35 million, or $0.51 per diluted share, compared to income from continuing operations of $40 million, or $0.58 per diluted share last year.

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•	Income from continuing operations before new restructuring and other special items was $21 million, or $0.30 per diluted share, compared to $31 million, or $0.45 per diluted share last year.
•

New restructuring and other special items include $62 million, or $0.65 per diluted share, of new restructuring costs resulting from the actions announced in January — the total estimated cost of these new restructuring programs is approximately $135 million, of which approximately $110 million will be cash costs; a $9 million, or $0.10 per diluted share, charge resulting from the MG Rover Group bankruptcy in Europe; and $6 million, or $0.06 per diluted share, of environmental remediation charges associated with a former Rockwell facility.

Despite tough conditions and many challenging issues within the industry as a whole, we are making good progress in growing our sales and managing our costs,” said Chairman, CEO and President Charles G. “Chip” McClure. “ArvinMeritor has some unique strengths – among them, a balanced and diversified portfolio of core businesses across global markets – that continue to support our efforts to overcome many of the industry-wide challenges we face.”

For the second quarter of fiscal year 2005, the company posted sales of $2.3 billion, a 14-percent increase when compared to the same period last year. Factors that contributed to the increase in sales included strong CVS worldwide markets, which added approximately $150 million in sales. Currency translation additionally increased sales by approximately $75 million, primarily due to the stronger euro in relation to the U.S. dollar. In addition, the formation of two joint ventures with the Volvo Group added approximately $60 million to CVS sales, but this increase was offset by the loss of sales attributable to previously announced divestitures of certain Light Vehicle Systems (LVS) businesses.

Operating loss in the second quarter of fiscal year 2005 was $23 million, compared to operating income of $78 million from the prior year’s second quarter. Contributing to

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the operating loss were $64 million of restructuring costs, of which $62 million were related to new restructuring actions we announced today and in January; a $9 million charge resulting from the MG Rover Group bankruptcy in Europe; and a $6 million environmental remediation charge associated with a former Rockwell facility. Included in operating income in the second quarter of fiscal year 2004 was a gain of $20 million on the sale of the company’s ride control joint venture, an $8 million environmental remediation charge associated with a different Rockwell facility and $6 million of restructuring costs. The benefits to operating income from the higher CVS volumes in the second quarter of fiscal year 2005 were offset by lower LVS volumes as compared to the same period last year and higher net steel costs of approximately $30 million.

Income from continuing operations before special items was $21 million, or $0.30 per diluted share, compared to $31 million, or $0.45 per diluted share a year ago. These results are in line with the guidance the company provided in January 2005.

Income from discontinued operations was $2 million, or $0.03 per diluted share, compared to $1 million, or $0.01 per diluted share last year.  Net loss, including discontinued operations, was $33 million, or $0.48 per diluted share, compared to net income of $41 million, or $0.59 per diluted share last year.

 “During the second quarter, we continued to make progress with the aggressive cost-cutting and restructuring initiatives we announced earlier this year,” said McClure. “These initiatives support our efforts to make ArvinMeritor a more lean, flexible, efficient and competitive company.”

Specific business segment financial results include:

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LVS sales were $1,244 million, up $17 million from the same period last year. Foreign currency translation, primarily as a result of the stronger euro, increased sales by approximately $55 million when compared to the same period last year. This was offset by lower North American and Western European production volumes and the loss of approximately $70 million of sales associated with

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divestitures. Operating loss was $54 million, compared to operating income of $50 million in the same period last year. Included in operating income in the second quarter of fiscal year 2005 was $51 million of restructuring costs, of which $49 million related to new restructuring actions, and a $9 million charge associated with the MG Rover Group bankruptcy. Included in operating income in the second quarter of fiscal year 2004 was a $20 million gain on the sale of our ride control joint venture and $3 million of restructuring costs. LVS results in the second quarter of fiscal year 2005 were also unfavorably impacted by lower light vehicle production volumes and higher net steel costs of approximately $10 million.

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CVS sales were $1,032 million, up $263 million, or 34 percent from last year’s second quarter, primarily as a result of stronger commercial vehicle truck and trailer volumes; the formation of two joint ventures with the Volvo Group, which added sales of approximately $60 million; and foreign currency translation, which increased sales by approximately $20 million. North American heavy-duty truck volumes improved by approximately 50 percent when compared to the same period last year, while trailer volumes improved 23 percent over that same period. Operating income was $37 million, compared to $36 million in the same period last year. Included in operating income in the second quarter of fiscal year 2005 was $13 million of new restructuring costs. The benefits of the higher North American truck and trailer volumes were partially offset by higher net steel costs of approximately $20 million and the restructuring charges. Excluding the restructuring charges, operating income would have been $50 million, 39 percent higher than the prior year.

Commenting on CVS’s performance, McClure said, “CVS sales continue to be strong and all of our global regional markets are robust. Excluding the impact of

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restructuring costs, margins in CVS improved to 4.8 percent this quarter, compared with

4.1 percent in our previous quarter. And we expect further margin expansion in the third quarter.”

Update on Restructuring

The company is on schedule with its previously announced workforce reductions of 400-500 positions worldwide. All corporate headcount reductions, and the majority of Light Vehicle and Commercial Vehicle headcount reductions in North and South America, have been completed. In Europe, reductions in salaried employees will continue over the next couple of months, as legal requirements are addressed.

In addition to the five closures or sales that were announced and completed over the last couple of years, ArvinMeritor has targeted 11 other global facilities for consolidation or closure. These actions, for the most part, will affect the LVS business.

“These restructuring actions will help us offset and better position our company for the industry cycles we primarily experience in our Commercial Vehicle business,” said McClure. “Restructuring will help us right-size our company, enabling us to take out excess capacity, reduce fixed costs, increase operational efficiencies and improve our manufacturing footprint.”

Six-Month Summary

For the first six months of fiscal year 2005, sales were $4.4 billion, up $446 million, or 11 percent, compared to the same period last year. Factors increasing sales during the first six months of fiscal year 2005 included higher CVS market volumes, which added approximately $250 million in sales, and currency translation, which increased sales by approximately $190 million — primarily due to the stronger euro in relation to the U.S. dollar. The formation of two joint ventures with the Volvo Group added approximately $115 million to CVS sales, but this increase was offset by sales lost as a result of previously announced divestitures of certain LVS businesses.

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Operating income for the first six months of fiscal year 2005 was $13 million, compared to $120 million in the same period last year.

Operating income in fiscal year 2005 includes $74 million of restructuring costs, of which $62 million relate to new restructuring actions; $14 million of charges resulting from various customer bankruptcies; and the $6 million environmental remediation charge. Included in operating income in the first six months of fiscal year 2004 were the costs associated with the withdrawn tender offer for Dana Corporation of $16 million (before a non-operating gain of $7 million on the sale of Dana stock owned by the company); an environmental remediation charge of $8 million; $7 million of restructuring costs; and the gain on the sale of the company’s ride control joint venture of $20 million.

Loss from continuing operations was $23 million, or $0.33 per diluted share, compared to income from continuing operations of $55 million, or $0.80 per diluted share a year ago. Income from discontinued operations was $8 million, or $0.11 per diluted share, compared to $5 million, or $0.08 per diluted share, last year. Net loss, including discontinued operations, was $15 million, or $0.22 per diluted share, compared to net income of $60 million, or $0.88 per diluted share last year.

Outlook

“The company’s fiscal year 2005 outlook for light vehicle production is 15.6 million vehicles in North America and 16.9 million vehicles in Western Europe, down from 15.8 million units in North America and 17.0 million units in Western Europe as cited in our previous outlook,” said McClure. “The forecast for North American Class 8 truck production is 307,000 units in fiscal year 2005, which is approximately the same as our previous outlook. Our outlook for Western European Heavy and Medium Truck volumes is 421,000 in fiscal year 2005.

“Our sales outlook for fiscal year 2005 remains strong and is expected to be approximately $8.8 billion, up $800 million from fiscal year 2004. This compares to our previous outlook of $8.9 billion. The decrease is principally related to a decline in light vehicle production volumes, offset partially by higher North American truck volumes.

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“Steel continues to be a challenge for us going forward. We expect steel costs, net of recovery, to be approximately $10 million lower than our previous outlook. We are now forecasting net steel costs in fiscal year 2005 to be $100 million higher than the prior year.

“There continue to be a number of factors that make our ability to forecast the second half of the year challenging, including the volatility of light vehicle production volumes, and the unpredictability in the price and recovery of steel costs. Although we expect steel costs to be lower than our previous estimate, we have lowered our full-year continuing operations outlook to $1.40 to $1.60, as a result of lower light vehicle sales volumes.

“This outlook is before special items, including any new restructuring costs, the MG Rover bankruptcy charges and the environmental remediation costs, all of which were recorded in the second quarter of fiscal year 2005. Additionally, the remaining costs associated with these new restructuring actions will be recorded over the next 18 months — this has not been factored into our outlook.

“For the third quarter of fiscal year 2005, our sales forecast is $2.4 billion, and our continuing operations outlook for diluted earnings per share is in the range of $0.60 to $0.70 per diluted share, compared to $0.61 per diluted share a year ago,” said McClure.

ArvinMeritor, Inc. is a premier $8 billion global supplier of a broad range of integrated systems, modules and components to the motor vehicle industry. The company serves light vehicle, commercial truck, trailer and specialty original equipment manufacturers and related aftermarkets. Headquartered in Troy, Mich., ArvinMeritor employs approximately 31,000 people at more than 120 manufacturing facilities in 25 countries. ArvinMeritor common stock is traded on the New York Stock Exchange under the ticker symbol ARM. For more information, visit the company’s Web site at: http://www.arvinmeritor.com/.

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All earnings per share amounts are on a diluted basis. The company’s fiscal year ends on the Sunday nearest Sept. 30, and its fiscal quarters end on the Sundays nearest Dec. 31, March 31 and June 30. All year and quarter references relate to the company’s fiscal year and fiscal quarters, unless otherwise stated.

This press release also contains statements relating to future results of the company (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, global economic and market conditions; the demand for commercial, specialty and light vehicles for which the company supplies products; risks inherent in operating abroad (including foreign currency exchange rates and potential disruption of production and supply due to terrorist attacks or acts of aggression); availability and cost of raw materials, including steel; OEM program delays; demand for and market acceptance of new and existing products; successful development of new products; reliance on major OEM customers; labor relations of the company, its customers and suppliers; the financial condition of the company’s suppliers and customers, including potential bankruptcies; successful integration of acquired or merged businesses; the ability to achieve the expected annual savings and synergies from past and future business combinations; success and timing of potential divestitures; potential impairment of long-lived assets, including goodwill; competitive product and pricing pressures; the amount of the company’s debt; the ability of the company to access capital markets; credit ratings of the company’s debt; the outcome of existing and any future legal proceedings, including any litigation with respect to environmental or asbestos-related matters; as well as other risks and uncertainties, including, but not limited to, those detailed from time to time in the filings of the company with the Securities and Exchange Commission.

Non-GAAP Measures

In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (GAAP), we have provided information regarding income from continuing operations, diluted earnings per share, segment operating income and margins before special items which are non-GAAP financial measures. These non-GAAP measures are defined as reported income or loss from continuing operations, reported diluted earnings or loss per share and segment operating income plus or minus special items.

We believe these non-GAAP financial measures are useful to both management and investors in the analysis of our results of operations. This non-GAAP measure should not be considered a substitute for the reported results of operations prepared in accordance with GAAP.

The company will host a telephone conference call and Web cast to discuss the company’s fiscal year 2005 second-quarter financial results on Tuesday, May 3, 2005, at 9 a.m. (ET). To participate, call (617) 786-4511 approximately 10 minutes prior to the start of the call. Please reference ArvinMeritor when dialing in to participate. Investors can also listen to the conference call in real time — or for 90 days by recording — by visiting www.arvinmeritor.com.

A replay of the call will be available from 11 a.m. May 3, until midnight, May 5, 2005, by calling (617) 801-6888. Please refer to passcode 31869919.

To access the listen-only audio Web cast, visit the ArvinMeritor Web site at http://www.arvinmeritor.com/ and click on the Web cast link on either the home page or investor page.

ARVINMERITOR, INC.

CONSOLIDATED INCOME STATEMENT

(Unaudited, in millions)

	Quarter Ended March 31,		Six Months Ended March 31,

	2005	2004	2005	2004
	(Unaudited)

Sales	$2,276	$1,996	$4,366	$3,920
Cost of Sales	(2,124)	(1,825)	(4,083)	(3,600)

GROSS MARGIN	152	171	283	320
SG&A	(100)	(99)	(184)	(189)
Gain on Divestitures	—	20	4	20
Environmental Remediation Costs	(6)	(8)	(6)	(8)
Restructuring Costs	(64)	(6)	(74)	(7)
Customer Bankruptcies	(5)	—	(10)	—
Costs for Withdrawn Tender Offer	—	—	—	(16)

OPERATING INCOME (LOSS)	(23)	78	13	120
Equity in Earnings of Affiliates	7	5	13	7
Gain on Sale of Marketable Securities	—	—	—	7
Interest Expense, Net and Other	(30)	(25)	(58)	(51)

INCOME (LOSS) BEFORE TAXES	(46)	58	(32)	83
Benefit (Provision) for Income Taxes	13	(15)	9	(23)
Minority Interests	(2)	(3)	—	(5)

Income (Loss) From Continuing Operations	(35)	40	(23)	55

Discontinued Operations
Income from Discontinued Operations	2	1	6	5
Gain on sale of Discontinued Operations	—	—	2	—

Income from Discontinued Operations	2	1	8	5

NET INCOME (LOSS)	$(33)	$41	$(15)	$60

DILUTED EARNINGS (LOSS) PER SHARE
Continuing Operations	$(0.51)	$0.58	$(0.33)	$0.80
Discontinued Operations	0.03	0.01	0.11	0.08

Diluted Earnings (Loss) Per Share	$(0.48)	$0.59	$(0.22)	$0.88

Diluted Shares Outstanding	69.1	69.0	69.1	68.5

Note: Prior periods have been restated for discontinued operations.

ARVINMERITOR, INC.

CONSOLIDATED BUSINESS SEGMENT INFORMATION

(In millions)

	Quarter Ended March 31,		Six MonthsEnded March 31,

	2005	2004	2005	2004

	(Unaudited)		(Unaudited)
Sales:
Light Vehicle Systems	$1,244	$1,227	$2,427	$2,466
Commercial Vehicle Systems	1,032	769	1,939	1,454

Total Sales	$2,276	$1,996	$4,366	$3,920

Operating Income (Loss):
Light Vehicle Systems	$(54)	$50	$(55)	$77
Commercial Vehicle Systems	37	36	74	67

Segment Operating Income (Loss)	(17)	86	19	144
Environmental Remediation Costs	(6)	(8)	(6)	(8)
Costs for Withdrawn Tender Offer	—	—	—	(16)

Total Operating Income (Loss)	$(23)	$78	$13	$120

Note: Prior periods have been restated for discontinued operations.

ARVINMERITOR, INC.

SUMMARY CONSOLIDATED BALANCE SHEET

(In millions)

	March 31, 2005	September 30, 2004
	(Unaudited)
ASSETS

Cash	$99	$132
Receivables	1,607	1,478
Inventories	606	523
Other current assets	261	238
Assets of discontinued operations	555	615
Net property	1,056	1,032
Goodwill	822	808
Other assets	836	813

TOTAL ASSETS	$5,842	$5,639

LIABILITIES AND SHAREOWNERS’ EQUITY

Short-term debt	$7	$3
Accounts payable	1,440	1,366
Accrued and other current liabilities	649	622
Liabilities of discontinued operations	236	282
Other liabilities	852	830
Long-term debt	1,537	1,487
Minority interest	59	61
Equity	1,062	988

TOTAL LIABILITIES AND SHAREOWNERS’ EQUITY	$5,842	$5,639

ARVINMERITOR, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited, in millions)

	Six Month Ended March 31,

	2005	2004
OPERATING ACTIVITIES
Income (loss) from continuing operations	$(23)	$55
Adjustments to income from continuing operations
Depreciation and other amortization	93	95
Gain on divestitures	(4)	(20)
Gain on sale of marketable securities	—	(7)
Restructuring costs, net of expenditures	58	(3)
Pension and retiree medical expense	55	66
Pension and retiree medical contributions	(46)	(44)
Changes in receivable securitization and factoring	38	(27)
Changes in assets and liabilities	(244)	(84)

Net cash flows provided by (used for) continuing operations	(73)	31
Net cash flows provided by (used for) discontinued operations	(130)	3

CASH PROVIDED BY (USED FOR) OPERATING ACTIVITIES	(203)	34

INVESTING ACTIVITIES
Capital expenditures	(63)	(63)
Acquisitions of businesses and investments, net of cash acquired	(22)	—
Proceeds from dispositions of property and businesses	33	70
Proceeds from sale of marketable securities	—	18
Net investing cash flows provided by (used for) discontinued operations	159	(7)

CASH PROVIDED BY INVESTING ACTIVITIES	107	18

FINANCING ACTIVITIES
Net change in revolving debt	48	(23)
Net change in other debt	20	(9)

Net change in debt	68	(32)
Proceeds from exercise of stock options	5	5
Cash dividends	(14)	(14)

CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES	59	(41)

IMPACT OF CURRENCY ON CASH	4	5

CHANGE IN CASH	(33)	16
CASH AT BEGINNING OF PERIOD	132	103

CASH AT END OF PERIOD	$99	$119

Note: Prior periods have been restated for discontinued operations.

ARVINMERITOR, INC.

SELECTED FINANCIAL INFORMATION — RECONCILATION

Non-GAAP

(Unaudited, in millions)

	Q2 FY 05 Reported	Customer Bankruptcy	Environmental	New Restructuring Actions	Q2 FY05 Adjusted
Sales	$2,276	$—	$—	$—	$2,276

Operating Income (Loss)	(23)	9	6	62	54

Income (Loss) from Continuing Operations	(35)	7	4	45	21

Diluted Earnings (Loss) Per Share - Continuing
Operations	(0.51)	$0.10	$0.06	$0.65	$0.30

Operating Income (Loss)
LVS Operating Income (Loss)	$(54)	$9	$—	$49	$4
CVS Operating Income	37	—	—	13	50

Segment Operating Income (Loss)	(17)	9	—	62	54
Environmental Remediation Costs	(6)	—	6	—	—

Total Operating Income (Loss)	$(23)	$9	$6	$62	$54

Operating Margins
LVS	-4.3%				0.3%
CVS	3.6%				4.8%
Segment Operating Margins	-0.7%

Total Operating Margins	-1.0%				2.4%

ARVINMERITOR, INC.

SELECTED FINANCIAL INFORMATION — RECONCILATION

Non-GAAP

(Unaudited, in millions)

	Q2 FY 04 Reported	Gain on Sale of Business	Environmental	Q2 FY04 Adjusted
Sales	$1,996	$—	$—	$1,996

Operating Income (Loss)	78	(20)	8	66

Income (Loss) from Continuing Operations	40	(15)	6	31

Diluted Earnings (Loss) Per Share - Continuing
Operations	$0.58	$(0.22)	$0.09	$0.45

Operating Income (Loss)
LVS Operating Income (Loss)	$50	$(20)	$—	$30
CVS Operating Income	36	—	—	36

Segment Operating Income (Loss)	86	(20)	—	66
Environmental Remediation Costs	(8)	—	8	—

Total Operating Income (Loss)	$78	$(20)	$8	$66

Operating Margins
LVS	4.1%			2.4%
CVS	4.7%			4.7%
Segment Operating Margins	4.3%

Total Operating Margins	3.9%			3.3%